Exhibit 21.1

Subsidiaries of the Registrant as of December 31, 2023

(a)Subsidiaries of Ponce Financial Group, Inc.:

Subsidiary Name State of Incorporation or Organization

Ponce Bank Federal

(b)Subsidiaries of Ponce Bank:

Subsidiary Name State of Incorporation or Organization

Ponce De Leon Mortgage Corporation New York